Exhibit 23.3

Consent of Hoines & Rose

We hereby consent to the use of our name in the disclosure regarding our opinion as to the likelihood of an unfavorable outcome for Continental Rail Corp. (the “Company’) in the matter of Monkey Rock Group, Inc., John A. Dent and Martha Dent vs. Continental Rail Corporation, TBG Holdings Corporation et al filed in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida (CACE 14-002567 Division 08) as set forth in the Legal Proceedings subsection of the Business section of Amendment No. 1 to the Company’s registration statement on Form S-1, SEC File No. 333-194337.

/s/ David Hoines

Hoines & Rose

Fort Lauderdale, FL

June 27, 2014